                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                       Choice Hotels International, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                       Choice Hotels International, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                     LOGO
                       CHOICE HOTELS INTERNATIONAL, INC.
                              10750 COLUMBIA PIKE
                         SILVER SPRING, MARYLAND 20901

                               ----------------

                           NOTICE OF ANNUAL MEETING
                           TO BE HELD APRIL 29, 1998

                               ----------------

To the Stockholders of
CHOICE HOTELS INTERNATIONAL, INC.

  The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Choice Hotels International, Inc., a Delaware corporation (the "Company"), will be held at the Quality Suites Shady Grove, 3 Research Court, Rockville, Maryland at 9:00 a.m. (E.S.T.) for the following purposes:

    1. To elect three Class I directors to hold office for a three year term ending at the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified;

    2. To transact such other business as may properly come before the Annual Meeting.

  Holders of record of Choice Hotels common stock at the close of business on March 12, 1998 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. Stockholders are reminded that your shares of Choice Hotels common stock cannot be voted unless you properly execute and return the enclosed proxy card or make other arrangements to have your shares represented at the meeting. A list of stockholders will be available for inspection at the office of the Company located at the address above, at least 10 days prior to the Annual Meeting.

                                          By Order of the Board of Directors

                                          CHOICE HOTELS INTERNATIONAL, INC.

                                          LOGO
                                          Michael J. DeSantis
                                          Secretary

March 30, 1998
Silver Spring, Maryland


 TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                     LOGO

                               ----------------

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 29, 1998

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Choice Hotels International, Inc. a Delaware corporation ("Choice Hotels" or the "Company"), for use at the 1998 Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. (E.S.T.) on April 29, 1998, at the Quality Suites Shady Grove, 3 Research Court, Rockville, Maryland and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). It is anticipated that this Proxy Statement and proxy will first be mailed to the Company's stockholders on or about March 30, 1998.

  The Company's Annual Report (including certified financial statements) for the seven months ended December 31, 1997, is accompanying this Proxy Statement. The Annual Report is not part of the proxy solicitation material.

 Background of Spinoffs; Change In Fiscal Year

  Prior to becoming a separate, publicly-held company on October 15, 1997 pursuant to the Spinoff (as defined below), the Company was named Choice Hotels Franchising, Inc. and was a wholly-owned subsidiary of Choice Hotels International, Inc. ("Former Choice"). On October 15, 1997, Former Choice distributed to its stockholders its hotel franchising business (which had previously been conducted primarily by the Company) and its European hotel ownership business pursuant to a pro rata distribution to its stockholders of all of the stock of the Company (the "Spinoff"). At the time of the Spinoff, the Company changed its name to "Choice Hotels International, Inc.," and Former Choice changed its name to "Sunburst Hospitality Corporation." For purposes of this Proxy Statement, references to the Company's former parent corporation pior to the Spinoff are to "Former Choice," and references to such corporation after the Spinoff are to "Sunburst."

  Prior to November 1996, Former Choice was a subsidiary of Manor Care, Inc. ("Manor Care") which, directly and through its subsidiaries, engaged in the hotel franchising business currently conducted by the Company as well as the ownership and management of hotels (together with the hotel franchising business, the "Lodging Business") and the health care business. On November 1, 1996, Manor Care separated the Lodging Business from its health care business through a pro rata distribution to the holders of Manor Care's common stock of all of the stock of Former Choice (the "Former Choice Spinoff"). In connection with the Former Choice Spinoff, the Company became a wholly-owned subsidiary of Former Choice and remained as such until consummation of the Spinoff.

  In September 1997, the Company changed its fiscal year end from May 31 to December 31.

 Voting of Proxies

  Your vote is important. Shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, you are urged to sign, date and return the accompanying proxy card.

  When the enclosed proxy card is properly signed, dated and returned, the stock represented by the proxy will be voted in accordance with your directions. You can specify your voting instructions by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specific voting instructions, your shares of Choice Hotels common stock will be voted as recommended by the directors: "FOR" the election of the three nominees for director named on the proxy card. Abstentions marked on the proxy card have the effect of being voted "against" the directors' proposals but are counted in the determination of a quorum.

  You may revoke your proxy at any time before it is voted at the meeting by
(i) filing with ChaseMellon Shareholder Services, L.L.C. in its capacity as transfer agent for the Company (the "Transfer Agent"), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) executing a later-dated proxy relating to the same shares of Company common stock and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to ChaseMellon Shareholder Services, L.L.C., Overpeck Centre, 85 Challenger Road, Ridgefield Park, New Jersey, 07660.

 Votes Required

  The close of business on March 12, 1998 has been fixed as the record date for determination of holders of Company Common Stock entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 59,741,072 shares of Company common stock. The presence, either in person or by proxy, of persons entitled to cast a majority of such votes constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker no-votes on returned proxies are counted as shares present in the determination of whether the shares of stock represented at the Annual Meeting constitute a quorum. A broker "non-vote" occurs when a nominee holding shares of Choice Hotels common stock for a beneficial owner does not vote on a particular item and has not received instructions from the beneficial owner.

  Stockholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting. With regard to the election of directors, votes may be cast in favor of or withheld from nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors. Each proposal is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  The affirmative vote of a plurality of shares of Company common stock present in person or represented by proxy at the Annual Meeting is required to elect the directors nominated. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

  Certain members of the Bainum family (including various partnerships, corporations and trusts established by members of the Bainum family) in the aggregate have the right to vote approximately 34.11% of the number of outstanding shares of Company common stock and have indicated an intention to vote in accordance with the recommendations of the Board of Directors with respect to the election of directors.

 Solicitation of Proxies

  The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company common stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telefax.

 Relationship With Independent Public Accountants

  Since 1980, Arthur Andersen LLP has served as the Company's independent public accounting firm. It is expected that representatives of Arthur Andersen will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

 Procedures for Stockholder Proposals and Nominations

  Under the Company's Bylaws, nominations for director may be made only by the Board of Directors or a committee of the board, or by a stockholder entitled to vote who has delivered notice to the Company not less than 60, nor more than 90, days before the first anniversary of the preceding year's annual meeting.

  The Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of meeting (which includes stockholder proposals that the Company is required to set forth in its proxy statement under SEC Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the board or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within the time limits described above for a nomination for the election of a director. These requirements are separate and apart from, and in addition to, the SEC's requirements that a stockholder must comply with in order to have a stockholder proposal included in the Company's proxy statement under SEC Rule 14a-8.

 Stockholder Proposals for 1999 Annual Meeting

  Stockholder proposals intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company's Corporate Secretary no later than February 28, 1999. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Company's 1999 proxy materials.

 Other Matters to Come Before the Meeting

  The Board of Directors does not know of any matters which will be brought before the 1998 annual meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclose proxy card will have discretion to vote in accordance with their best judgment.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's reporting officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission"), the New York Stock Exchange and the Company. Based solely on the Company's review of the forms filed with the Commission and written representations from reporting persons that they were not required to file Form 5 for certain specified years, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the year ended December 31, 1997.

                         ELECTION OF CLASS I DIRECTORS

  The Board of Directors currently consists of three classes of directors, as nearly equal in number as possible. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes, comprising approximately one third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Class I will be elected at the annual meeting to serve for a term expiring at the Company's annual meeting in the year 2001. The directors in Classes II and III are serving terms expiring at the Company's annual Meeting of Stockholders in 1999 and 2000, respectively.

  Prior to the Spinoff, the Company's Board of Directors consisted of William
R. Floyd, Donald J. Landry and James A. MacCutcheon. In anticipation of the Spinoff, the Company's board expanded its size from three to nine members, as permitted under the Bylaws of the Company. Effective as of October 15, 1997, Messrs. Landry and MacCutcheon resigned from the Company's board and Former Choice, acting as the Company's sole stockholder, elected eight new directors to the Company's board, including the three nominees for director. The nominees have served continuously on the board since that time.

  The Company's Board of Directors has proposed the following nominees for election as directors at the annual meeting:

                        NOMINEES FOR CLASS I DIRECTORS
          WITH TERMS EXPIRING AT THE ANNUAL MEETING IN THE YEAR 2001:

                                Stewart Bainum
                               Gerald W. Petitt
                              Jerry E. Robertson

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS FOR A TERM OF THREE YEARS. Proxies solicited by the Board of Directors will be voted "FOR" the election of the nominees, unless otherwise instructed on the proxy card.

  Information is provided below with respect to each nominee for election and each director continuing in office. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the board may recommend, unless the board reduces the number of directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

NOMINEES FOR ELECTION AS DIRECTORS

Class I--Nominees for Terms Expiring in 2001

  STEWART BAINUM, 78, Vice Chairman of the Board of Manor Care and subsidiaries since March 1987; Chairman of the Board of Manor Care from August 1981 to March 1987, Chief Executive Officer from July 1985 to March 1987, President from May 1982 to July 1985; Chairman of the Board of ManorCare Health Services, Inc. ("MCHS") from 1968 to March 1987 and a Director since 1968; Director of Vitalink from September 1991 to September 1994; Chairman of the Board of the Company from 1972 to March 1987 and a Director from 1963 to November 1996 and since October 1997; Chairman of the Board of Realty Investment Company, Inc. since 1965; Director of Sunburst since November 1996.

  GERALD W. PETITT, 52, President and Chief Executive Officer of Creative Hotel Associates LLC since November 1996; Co-Chairman of the Company from January 1995 to November 1996 and a Director from December 1980 to November 1996 and since October 1997; President from June 1990 to January 1995 and Chief Operating Officer from December 1980 to January 1995; Director of Former Choice from November 1996 to October 1997; Director, Old Westbury Private Capital Fund LLC.

  JERRY E. ROBERTSON, PH.D., 65, Retired; Executive Vice President, 3M Life Sciences Sector and Corporate Services from November 1986 to March 1994; Director of the Company from 1989 to November 1996 and since October 1997;
Director: Manor Care, Allianz Life Insurance Company of North America, Cardinal, Inc., Coherent, Inc., Haemonetics Corporation, Medwave, Inc., Project Hope and Steris Corporation.

DIRECTORS WHOSE TERM OF OFFICE CONTINUE

Class II--Term Expires in 1999

  STEWART BAINUM, JR., 51, Chairman of the Board of the Company from March 1987 to November 1996 and since October 1997; Chairman of the Board of Sunburst since November 1996; Chairman of the Board and Chief Executive Officer of Manor Care and MCHS since March 1987; Chief Executive Officer of Manor Care since March 1987 and President since June 1989; Vice Chairman of the Board of Vitalink Pharmacy Services, Inc. ("Vitalink") since December 1994; Vice Chairman of the Board of Manor Care and subsidiaries from June 1982 to March 1987; Director of Manor Care since August 1981, of Vitalink since September 1991, of MCHS since 1976 and of the Company since 1977; Chief Executive Officer of MCHS since June 1989 and President from May 1990 to May 1991; Chairman of the Board and Chief Executive Officer of Vitalink from September 1991 to February 1995 and President and Chief Executive Officer from March 1987 to September 1991.

  WILLIAM R. FLOYD, 53, Chief Executive Officer of the Company since October 1997, Chief Executive Officer of Former Choice from October 1996 to October 1997; President of the Company since November 1997; Chief Operating Officer of Taco Bell Corp. (a subsidiary of PepsiCo) from July 1995 to October 1996, Chief Operating Officer of KFC (a subsidiary of PepsiCo) from August 1994 to July 1995; National Vice President of Taco Bell Company Operations from July 1992 to August 1994, Vice President of Taco Bell Eastern Operations from December 1990 to January 1992; Director, Friendly Hotels PLC since 1996.

  JAMES H. REMPE, 67, Senior Vice President, General Counsel and Secretary of Manor Care since August 1981 and of the Company from February 1981 to November 1996; Director of the Company since October 1997; Director: In Home Health Inc. and Vitalink Pharmacy Services, Inc.

Class III--Terms Expire 2000

  BARBARA BAINUM, 53, President, Secretary and Director of the Commonweal Foundation since December 1990, December 1984 and December 1994, respectively; Secretary and Director of Realty Investment Company, Inc. since July 1989 and March 1982, respectively; Family Services Agency, Gaithersburg, Maryland, Clinical Social Work since September 1994; Department of Social Services, Rockville, Maryland, Social Work Case Management from September 1992 to May 1993; member of the Boards of Trustees of Columbia Union College (September 1987 to May 1991) and Atlantic Union College (September 1985 to May 1987); Director of the Company since October 1997 and of Former Choice from November 1996 to October 1997.

  ROBERT C HAZARD, JR., 62, Chairman of Creative Hotel Associates LLC since November 1996; Co-Chairman of the Company from January 1995 to November 1996 and a Director from December 1980 to November 1996 and since October 1997; Chairman from June 1990 to January 1995 and Chief Executive Officer from December 1980 to January 1995; President from December 1980 to June 1990; Director of Former Choice from November 1996 to October 1997. Director:
Outrigger Enterprises and United States National Tourism Organization, Inc..

  FREDERIC V MALEK, 61, Chairman of Thayer Capital Partners since March 1993; Co-Chairman of CB Commercial Real Estate Group, Inc. from April 1989 to October 1996; Campaign Manager for Bush-Quayle '92 from January 1992 to November 1992; Vice Chairman of NWA, Inc. (airlines), July 1990 to December 1991; Director of the Company from 1990 to November 1996 and since October 1997; Director: Manor Care, Sunburst, American Management Systems, Inc., Automatic Data Processing Corp., CB Commercial Real Estate Group, Inc., FPL Group, Inc. (an affiliate of Florida Power and Light-power company), Northwest Airlines and various Paine Webber mutual funds.

THE BOARD OF DIRECTORS

  At the time of the Spinoff, Barbara Bainum, Jerry E. Robertson, Robert C. Hazard, Jr., Gerald W. Petitt and William R. Floyd resigned from the Board of Directors of Former Choice and were elected, along with James H. Rempe, to the Board of Directors of the Company. Stewart Bainum, Jr., Stewart Bainum and Frederic V. Malek remained on the Board of Directors of Former Choice (now Sunburst) and were also elected to the Board of Directors of the Company.

  The Board of Directors is responsible for overseeing the overall performance of the Company. Members of the board are kept informed of the Company's business through discussions with the Chairman, the Chief Executive Officer and other members of the Company's management, by reviewing materials provided to them and by participating in board and committee meetings. From October 15, 1997 (the date the Spinoff was consummated), the Board of Directors has consisted of nine directors, four of whom were not present or past officers of the Company. From October 15, 1997 to December 31, 1997, the Board of Directors held one meeting and each director attended the meeting of the Board of Directors and all of the committees of the Board of Directors on which such director served.

COMMITTEES OF THE BOARD

  The standing committees of the Board of Directors include the Audit Committee, the Compensation/Key Executive Stock Option Plan Committee and the Compensation/Key Executive Stock Option Plan Committee No. 2. At the January 27, 1998 Board Meeting, the Nominating Committee was abolished and the Nominating and Corporate Governance Committee was established. The current members of the standing committees are as follows:

     COMPENSATION/KEY EXECUTIVE STOCK OPTION          NOMINATING AND CORPORATE
     PLAN COMMITTEE                                   GOVERNANCE COMMITTEE
     Jerry E. Robertson, Chair                        Gerald W. Petitt, Chair
     Stewart Bainum                                   Jerry E. Robertson
     Frederic V. Malek                                Frederic V. Malek
     Barbara Bainum                                   Robert C. Hazard, Jr.
     COMPENSATION/KEY EXECUTIVE STOCK OPTION          AUDIT COMMITTEE
     PLAN COMMITTEE NO. 2
     Jerry E. Robertson, Chair                        Frederic V. Malek, Chair
     Frederic V. Malek                                Jerry E. Robertson
     Barbara Bainum                                   Gerald W. Petitt

  The Compensation/Key Executive Stock Option Plan Committees administer the Company's stock option plans and grant stock options thereunder, review compensation of officers and key management employees, recommend development programs for employees such as training, bonus and incentive plans, pensions and retirement, and review other employee fringe benefit programs. The Compensation/Key Executive Stock Option Plan Committees each met twice during the period from October 15, 1997 to December 31, 1997.

  The Nominating and Corporate Governance Committee is responsible for administering the Choice Hotels Corporate Governance Guidelines, determining size and composition of the Board, recommending candidates to fill vacancies on the Board, determining actions to be taken with respect to directors who are unable to perform their duties, setting the company's policies regarding the conduct of business between the company and any other entity affiliated with a director and determining the compensation of non-employee directors. The Corporate Governance Guidelines are a set of principles which provide a benchmark of what is "good" corporate governance. The main tenets of the Guidelines are:

  .  Create value for shareholders by promoting their interests

  .  Focus on the future: formulate and evaluate corporate strategies

  .  Duty of loyalty to the Company by Directors

  .  Annual CEO evaluation by independent directors

  .  Annual approval of 3-year plan and one-year operating plan

  .  Annual assessment of Board effectiveness by Nominating/Governance
     Committee

  .  No interlocking directorships

  . Directors are required to reach and maintain ownership of $100,000 of Company stock

  .  Annual report of succession planning and management development by CEO

The Nominating and Corporate Governance Committee was established in January, 1998 and therefore held no meetings in the twelve month period ended December 31, 1997.

  The Audit Committee reviews the scope and results of the annual audit, reviews and approves the services and related fees of the Company's independent public accountants, reviews the Company's internal accounting controls and reviews the Company's Internal Audit Department and its activities.

COMPENSATION OF DIRECTORS

  The Company has adopted the Choice Hotels International, Inc. Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan. Part A of the Plan provides that eligible non-employee directors are granted options to purchase 5,000 shares of the Company's common stock on their first date of election and are granted options to purchase 1,000 shares on their date of election in subsequent calendar years. Part B of the Plan provides that eligible non-employee directors may elect, prior to May 31 of each year, to defer a minimum of 25% of committee fees earned during the ensuing fiscal year. The fees which are so deferred will be used to purchase the Company's common stock on the open market within 15 days after December 1, February 28 and May 31 of such fiscal year. Pending such purchases, the funds will be credited to an Interest Deferred Account, which will be interest bearing. Stock which is so purchased will be deposited in a Stock Deferred Account pending distribution in accordance with the Plan. In connection with the Spinoff, the Board of Directors determined that Barbara Bainum, Jerry E. Robertson, Robert C. Hazard, Jr. and Gerald W. Petitt would forego the initial grant of 5,000 options under Part A of the plan in exchange for the continued vesting of options granted under the identical plan of Former Choice which otherwise would have lapsed upon their resignation from the Board of Directors of Former Choice.

  Pursuant to the Non-Employee Director Stock Compensation Plan adopted by the Company, eligible non-employee directors will receive annually, in lieu of cash, restricted shares of the Company's common stock, the fair market value of which at the time of grant will be equal to $30,000, which will represent the Board of Directors retainer and meeting fees. In addition, all non-employee directors receive $1,610 per diem for Committee meetings attended and are reimbursed for travel expenses and other out-of-pocket expenses.

  Directors who are employees of the Company receive no separate remuneration for their services as directors.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the amount of the Company's common stock beneficially owned by (i) each director of the Company, (ii) the Company's chief executive officer and the other four most highly compensated executive officers (the "Named Officers"), (iii) all officers and directors of the Company as a group and (iv) all persons who are expected to own beneficially more than 5% of the Company's common stock, as of March 12, 1998, the Record Date. Unless otherwise specified, the address for each of them is 10750 Columbia Pike, Silver Spring, Maryland 20901.

                                                  SHARES OF
                                                 COMMON STOCK      PERCENT OF
                                                 BENEFICIALLY        SHARES
        NAME OF BENEFICIAL OWNER                    OWNED        OUTSTANDING(1)
        ------------------------                 ------------    --------------
   Stewart Bainum, Jr. .........................  16,041,777(2)      26.69%
   Stewart Bainum...............................  10,194,595(3)      17.17%
   Barbara Bainum...............................   5,521,754(4)       9.24%
   Michael J. DeSantis..........................         900           *
   William R. Floyd.............................     153,873(5)        *
   Robert C. Hazard, Jr. .......................      41,187(6)        *
   Frederic V. Malek............................       8,443(7)        *
   Thomas Mirgon................................       8,990(8)        *
   Gerald W. Petitt.............................      87,240(9)        *
   James H. Rempe...............................     177,808(10)       *
   Jerry E. Robertson, Ph.D. ...................      24,074(11)       *
   Barry L. Smith...............................      21,641(12)       *
   Rodney Sibley (13)...........................      41,733(14)       *
   All Directors and Officers as a Group (13
    persons)....................................  20,908,946(15)     34.98%
   Bruce Bainum.................................   5,512,302(16)      9.16%
   Ronald Baron.................................  19,712,033(17)     26.23%

--------
  * Less than 1% of class.

 (1) Percentages are based on 59,741,072 shares outstanding on March 12, 1998 (the "Record Date") plus, for each person, the shares which would be issued assuming that such person exercises all options it holds which are exercisable on such date or become exercisable within 60 days thereafter.

 (2) Includes 549,152 shares owned directly by the Stewart Bainum, Jr. Declaration of Trust dated March 13, 1996, the sole trustee and beneficiary of which is the reporting person. Also includes 5,417,761 shares owned by Bainum Associates Limited Partnership ("Bainum Associates") and 4,415,250 shares owned by MC Investments Limited Partnership ("MC Investments"), in both of which Mr. Bainum, Jr. is managing general partner with the sole right to dispose of the shares; 3,567,869 shares held directly by Realty Investment Company, Inc. ("Realty"), a real estate management and investment company in which Mr. Bainum, Jr. has shared voting authority; 1,779,628 shares owned by Mid Pines Associates Limited Partnership ("Mid Pines"), in which Mr. Bainum, Jr. is managing general partner and has shared voting authority and 300 shares owned by the Foundation for Maryland's Future, in which Mr. Bainum, Jr. is the sole director. Also includes 311,669 shares which Mr. Bainum, Jr. has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date, and 148 shares which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan ("Non- Qualified Savings Plan").

 (3) Includes 3,907,226 shares held directly by the Stewart Bainum Declaration of Trust, of which Mr. Bainum is the sole trustee and beneficiary, his joint interest in 847,379 shares owned by Bainum Associates and 995,663 shares owned by MC Investments, each of which is a limited partnership in which Mr. Bainum has joint ownership with his wife as a limited partner and as such has the right to acquire at any time a number of shares equal in value to the liquidation preference of their limited partnership interests; 3,567,869 shares held directly by Realty, in which Mr. Bainum and his wife have shared voting authority; and 70,305 shares held by the Commonwealth Foundation of which Mr. Bainum is Chairman of the Board of Directors and has shared voting authority. Also includes 798,711 shares held by the Jane L. Bainum Declaration of Trust, the sole trustee and beneficiary of which is Mr. Bainum's wife, and 3,666 shares which Mr. Bainum has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date. Also includes 3,776 shares of restricted stock granted by the issuer to Mr. Bainum under the Choice Hotels International, Inc. Non-Employee Director Stock Compensation Plan (the "Non-Employee Director Stock Compensation Plan") which are not vested but which Mr. Bainum has the right to vote.

 (4) Includes 101,697 shares owned directly by Ms. Bainum. Also includes 1,779,628 shares owned by Mid Pines, in which Ms. Bainum's trust is a general partner and has shared voting authority, 3,567,869 shares owned by Realty, in which Ms. Bainum's trust has voting stock and shares voting authority and 70,305 shares owned by the Commonwealth Foundation, in which Ms. Bainum is President and Director and has shared voting authority. Also includes 2,255 shares of restricted stock issued to Ms. Bainum which shares are not vested, but which Ms. Bainum has the right to vote.

 (5) Includes 28,950 shares held directly and 56,980 shares of restricted shares granted pursuant to Mr. Floyd's employment agreement which are not yet vested, but which Mr. Floyd has the right to vote. Also includes 68,303 shares which Mr. Floyd has the right to acquire pursuant to stock options which are currently exercisable or become exercisable within 60 days of the Record Date.

 (6) Includes 38,404 shares owned directly by Mr. Hazard; 2,255 restricted shares granted under the Non-Employee Director Stock Compensation Plan, which are not yet vested, but which Mr. Hazard has the right to vote, and 113 and 415 shares, respectively, which Mr. Hazard has the right to receive upon termination of his employment pursuant to the terms of the Choice Hotels International, Inc. Retirement Savings and Investment Plan ("401(k) Plan") and the Non-Qualified Savings Plan.

 (7) Includes 1,000 shares owed directly; 3,667 shares which Mr. Malek has the right to acquire pursuant to stock options which are presently exercisable or exercisable within 60 days of the Record Date and 3,776 restricted shares granted under the Non-Employer Director Stock Compensation Plan which are not vested, but which Mr. Malek has the right to vote.

 (8) Consists of shares which Mr. Mirgon has the right to receive pursuant to stock options which are currently exercisable or exercisable within 60 days of the Record Date.

 (9) Includes 76,324 shares held directly by Mr. Petitt and 8,661 shares held in trust for minor children for which Mr. Petitt is trustee. Beneficial ownership of such shares is disclaimed. Also includes 2,255 restricted shares granted under the Non-Employee Director Stock Compensation Plan which are not yet vested, but which Mr. Petitt has the right to vote.

 (10) Includes 126,144 shares which Mr. Rempe has the right to acquire pursuant to stock options which are presently exercisable or exercisable within 60 days of the Record Date. Also includes 993 restricted shares granted under the Non-Employee Director Stock Corporation Plan which are not yet vested, but which Mr. Rempe has the right to vote.

(11) Includes 948 shares held directly by Mr. Robertson and 15,500 shares owned by the JJ Robertson Limited Partnership, of which Mr. Robertson and his wife are the general partners with shared voting authority and 2,783 restricted shares granted under the Non-Employee Director Stock Compensation Plan which are not yet vested, but which Mr. Robertson has the right to vote. Also includes 4,029 shares which Mr. Robertson has the right to acquire pursuant to stock options which are presently exercisable or exercisable within 60 days of the Record Date and 814 shares acquired pursuant to the Choice Hotels International, Inc. Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan.

(12) Includes 20,827 shares which Mr. Smith has the right to acquire pursuant to stock options which are presently exercisable or exercisable within 60 days of the Record Date and 254 shares and 555 shares, respectively which Mr. Smith has the right to receive upon termination of his employment pursuant to the terms of the 401(k) Plan and the Non-Qualified Savings Plan.

(13) Mr. Sibley's employment with the Company was terminated in November 1997.

(14) Includes 27,031 shares held directly by Mr. Sibley and 14,702 shares which Mr. Sibley has the right to acquire pursuant to stock options which are presently exercisable or exercisable within 60 days of the Record Date.

(15) Includes a total of 730,779 shares which the officers and directors included in the group have the right to acquire pursuant to stock options which are presently exercisable, or exercisable within 60 days of the Record Date, and a total of 1,994 shares and 3,528 shares, respectively, which such directors and officers have the right to receive upon termination of their employment with the Company pursuant to the terms of the 401 (k) Plan and the Non-Qualified Savings Plan.

(16) Includes 94,500 shares owned directly by Mr. Bainum. Also includes 1,779,628 shares owned by Mid Pines, in which Mr. Bainum is a general partner and has shared voting authority, 3,567,869 shares owned by Realty in which Mr. Bainum's trust has voting stock and shares voting authority and 70,305 shares owned by the Commonwealth Foundation, in which Mr. Bainum is a Director and has shared voting authority. Mr. Bainum's address is 8737 Colesville Road, Suite 800, Silver Spring, Maryland, 20910.

(17) As of February 3, 1998 based on a Schedule 13-D, as amended, filed by Mr. Baron with the Securities and Exchange Commission (the "Commission"). Mr. Baron's address is 450 Park Avenue, Suite 2800, New York, New York 10022. Pursuant to a letter agreement dated February 4, 1998 between the Company, Mr. Baron and entities under the control of Mr. Baron (together with Mr. Baron, the "Baron Entities"), each Baron Entity covenanted not to (i) acquire any additional shares of stock or security convertible into stock of the Company; (ii) take any action or participate in any transaction which may constitute an event of default under the Existing Credit Facility or (iii) seek representation on the Board of Directors of the Company.

  THE FOLLOWING COMPENSATION COMMITTEE REPORT AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  There are currently two compensation committees for the Company, the Compensation/Key Executive Stock Option Plan Committee and the Compensation/Key Executive Stock Option Plan Committee No. 2 ("Committee No. 2") (collectively, the "Committee"). The role of Committee No. 2, which is comprised of "outside directors" as defined in Section 162(m)(3) of the Code, is to approve awards under the 1997 Long-Term Incentive Plan to the Chief Executive Officer and the Named Officers defined below. The current members of the Committee, Messrs. Robertson (Chairman), Bainum (not a member of Committee No. 2), Malek and Ms. Bainum, were appointed effective November 21, 1997.

  As a wholly-owned subsidiary of Former Choice prior to the Spinoff, most of the decisions and actions pertaining to the executive officers of the Company for the year ended December 31, 1997 were either approved by the Compensation Committee of the board of Former Choice or by an executive officer of Former Choice. However, the current members of the Company's Compensation Committee were also members of Former Choice's Compensation Committee during the period from January 1, 1997 to October 15, 1997.

  The following philosophy and principles have been set forth as a framework within which the Committee will operate.

COMPENSATION COMMITTEE PHILOSOPHY AND GUIDING PRINCIPLES

  .  Attract and retain talented management;

  . Closely align management's interests and actions with those of shareholders through the establishment of appropriate award vehicles;

  . Reward employees for enhancing shareholder value through sustained improvement in earnings per share;

  . Position base pay at market so that the Company can vary total compensation costs with financial results by means of variable pay; and

  . Recognize the concept that executive officers individually, and as a group, should have a significant ownership stake in the Company.

EXECUTIVE COMPENSATION POLICIES

 Compensation Levels

  The Committee relates total compensation levels for the Company's executive officers to the total compensation paid to similarly situated executives based on various independently published compensation surveys, primarily conducted and evaluated by independent consultants. Summary data on companies of similar size in the service sector are used as the primary comparison and companies in the hotel industry are used as a secondary comparison. Total compensation is targeted to approximate the median of the competitive market data and comparison companies. However, because of the performance-oriented nature of the incentive programs, total compensation may exceed market norms when the Company's targeted performance goals are exceeded. Similarly, total compensation may lag the market when performance goals are not achieved. Compensation for the executive officers, other than the Chief Executive Officer, was set in June 1997, prior to the Spinoff. For the twelve months ended December 31, 1997, compensation for the President and Chief Executive Officer was slightly below the median while compensation for all of the other executive officers, as a group, was at or above the median.

  One of the comparison companies, LaQuinta Hotel Corporation, was not included as part of the Peer Group Index (defined below) for the performance graph, see "Performance Graph", because it is solely an owner and manager of hotels and has no franchise operations. It was included as a comparison company for compensation purposes because such comparison was done before the Spinoff.

 Policy with Respect to Qualifying Compensation for Deductibility

  The Company's policy with respect to the deductibility limit of Section 162(m) of the Internal Revenue Code generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interests of the Company and its stockholders. However, the Company reserves the right to authorize the payment of nondeductible compensation if it deems that is appropriate. In connection with William R. Floyd's employment agreement, Mr. Floyd was granted 85,470 non-performance based restricted shares of Company Common Stock which vest in three equal annual installments beginning November 4, 1997. Additionally, the employment agreement provides for options to purchase 207,693 shares of Company Common Stock which were granted outside of the 1996 Incentive Plan and which vest in five equal monthly installments beginning November 4, 1997. Upon the exercise of such options by Mr. Floyd during any fiscal year, his gain (the difference between the fair market value on the date of exercise and the exercise price) will be included in calculating the compensation for that fiscal year for which the federal income tax deduction is disallowed. The Committee intends to monitor the Company's compensation programs with respect to such laws.

 Annual Compensation

  The base salary pay practice as previously adopted by the Former Choice Compensation Committee is to target compensation at the 55th percentile of the market range among the comparison groups for a particular position and to adjust as appropriate for experience and performance.

  Because the Company was previously on a May 31 fiscal year end, annual merit adjustments for the executive officers affecting compensation paid in the twelve months ended December 31, 1997 were set in July 1996 and June 1997. With the change in fiscal year to December 31, annual merit reviews will occur in February commencing in 1998.

  Awards under the annual cash bonus program for the fiscal year ended May 31, 1997 were based on certain performance measurements, which were based 60% on achieving targeted gross operating profits, 20% on licensee/customer satisfaction goals and 20% on RevPAR. For the this period, actual performance exceeded the measurement goals for each component. For the seven months ended December 31, 1997, the Committee revised the performance measurements to focus heavily on management's responsibility to deliver earnings per share based on earnings per share from continuing operations at established annual targets. For executive officers other than the Chief Executive Officer, the proposal also includes specific performance objectives directly accountable to the executive officer. These performance objectives, where applicable, could include licensee/customer satisfaction and RevPAR and would incorporate each executive officer's accountability for the successful execution of key initiatives tied to achievement of the Company's strategic plan. For the seven month period ended December 31, 1997, the awards under the annual cash bonus program were based 75% on achieving increased earnings per share and 25% on achieving performance objectives. For this period, actual performance exceeded the goals for earnings per share.

 Long-Term Incentives

  The Company will award long-term incentives under the 1997 Incentive Plan. The plan gives the Compensation Committee the latitude of awarding Incentive Stock Options, non-qualified stock options, restricted stock, and other types of long-term incentive awards. The recommended awards were developed by analyzing peer group average market data and the Company's past practice. The Compensation Committee reviewed and approved a Stock Option Guide Chart for the Company's executives which had previously been used by Former Choice. The Stock Option Guide Chart utilized a market based salary multiple to establish a competitive range of stock options from which executive awards could be determined.

 Compensation of the Chief Executive Officer

  Mr. Floyd's base salary is established by his rights under his employment agreement, approved by the Former Choice Compensation Committee and ratified by the Compensation Committee. The base salary is reviewed each year by the Committee and is subject to merit increases based primarily on his achievement of performance objectives and the comparison to competitive market data and the comparison companies. The performance objectives vary from year to year but in general relate to such matters as positioning the Company for growth, achieving the Company's strategic plan and other various financial goals. Although no specific weights are assigned to any particular objective, a greater emphasis is placed on corporate and personal performance than on competitive practices within the industry. In September 1997, the Former Choice Compensation Committee approved a 5% merit increase to Mr. Floyd's base salary.

  Under the annual cash bonus program, Mr. Floyd has the potential to be awarded up to 60% of his base salary if bonus objectives are achieved. Unlike the other executive officers, Mr. Floyd's bonus objectives are tied 100% to earning per share. For the fiscal year ended May 31, 1997 and the seven month period ended December 31, 1997, actual performance exceeded the goals for earnings per share.

                          THE COMPENSATION COMMITTEE

                         Jerry E. Robertson, Chairman
               Stewart Bainum (not a member of Committee No. 2)
                               Frederic V. Malek
                                Barbara Bainum

                               PERFORMANCE GRAPH

  The following graph compares the performance of Choice common stock with the performance of the New York Stock Exchange Composite Index ("NYSE Composite Index") and a peer group index (the "Peer Group Index") by measuring the changes in common stock prices from October 16, 1997, plus assumed reinvested dividends. The Commission's rules require that the Company select a peer group in good faith with which to compare its stock performance by selecting a group of companies in lines of business similar to its own. Accordingly, the Company has selected a peer group that includes companies which are actively traded on the New York Stock Exchange and the NASDAQ Stock Market and which are in the franchising and/or hospitality industry. The common stock of the following companies have been included in the Peer Group Index: Prime Hospitality Corporation, Marriott International, Inc., Promus Hotel Corporation, HFS, Inc. and Hilton Hotels Corp. On Decenmber 18, 1997, HFS, Inc. was merged into Cendant Corporation and its stock was delisted.

  The graph assumes that $100 was invested on October 16, 1997, in each of Choice common stock, the NYSE Composite Index and the Peer Group Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective capitalization, measured at the beginning of each relevant time period.




                        COMPARISON OF CUMULATIVE RETURN
           AMONG CHOICE HOTELS, NYSE COMPOSITE INDEX AND PEER GROUP

                             [GRAPH APPEARS HERE]



                            [PLOT POINTS FOR GRAPH}

                         OCTOBER 10,  OCTOBER 31,  NOVEMBER 28,  DECEMBER 31,
                            1997        1997           1997         1997
                         -----------  -----------  ------------  ------------

CHOICE HOTELS              100           103.3         102.6         94.1
NYSE COMPOSITE INDEX       100            95.1          98.9        101.5
PEER GROUP                 100            94.2          94.8        100.6

                            EXECUTIVE COMPENSATION

  Compensation received by the Named Officers prior to consummation of the Former Choice Spinoff was paid by Manor Care. Compensation received by the Named Officers after the Former Choice Spinoff, but prior to the Spinoff, was paid by Former Choice. Compensation received by the Choice Named Officers after the Spinoff was paid by the Company.

                          SUMMARY COMPENSATION TABLE

                                      ANNUAL
                                  COMPENSATION(1)               LONG-TERM COMPENSATION
                                 -----------------              --------------------------
                                                                RESTRICTED
   NAME AND PRINCIPAL    FISCAL                                   STOCK       STOCK OPTION      ALL OTHER
        POSITION         YEAR(1)  SALARY   BONUS    OTHER       AWARDS($)     SHARES(#)(2)   COMPENSATION(3)
   ------------------    ------- -------- -------- --------     ----------    ------------   ---------------
Stewart Bainum, Jr.(4)..  1997A  $148,310 $ 47,683         (5)        --            --               --
 Chairman                 1997B   656,357  388,520         (5)        --         60,000(6)           --
                          1996    625,102  337,555         (5)        --         60,000(7)      $ 33,543
William R. Floyd(8).....  1997A   437,260  267,233 $139,403(9)        --         65,000(10)          --
 President and Chief      1997B   270,373  146,001  107,833(11)  $250,000(12)   307,693(13)          --
 Executive Officer        1996        --       --       --            --            --               --
Barry L. Smith..........  1997A   254,231  108,000         (5)        --         37,900(14)       11,086
 Sr. Vice President,      1997B   240,000  108,000         (5)        --         25,000(15)       11,086
 Marketing Officer        1996    233,650  116,820         (5)        --          5,000(16)       10,427
Thomas Mirgon(17).......  1997A   188,423   51,315 $169,624(18)       --          7,100(19)          --
 Senior Vice President,   1997B    58,477   26,315         (5)        --         40,000(20)          --
 Human Resources and      1996        --       --       --            --            --               --
 Partner Services
Michael J. DeSantis
 (21)...................  1997A   122,870   19,204         (5)        --         40,000(22)          --
 President                1997B    99,530    3,477                    --            --               --
                          1996     35,625       --                    --            --               --
Rodney Sibley (23)......  1997A   308,970  139,105   31,382(24)       --         47,400(25)      177,329(26)
                          1997B   309,123  139,105         (5)        --         30,000(27)       27,329
                          1996    423,858      --          (5)        --            --            27,329

-------
 (1) On September 16, 1997, the Company changed its fiscal year end from May 31 to December 31. Accordingly, the summary compensation information presented is for the twelve months ended December 31, 1997 ("1997A"), the fiscal year ended May 31, 1997 ("1997B") and the fiscal year ended May 31, 1996 ("1996"). Summary compensation data paid to the Named Officers during the period between January 1, 1997 and May 31, 1997 are reflected in each of the 1997A and 1997B periods.

 (2) For Messrs. Bainum, Jr., Smith and Sibley, the grants in fiscal years 1997B and 1996 represent options to purchase shares of Manor Care common stock. In connection with the Former Choice Spinoff, the options to purchase Manor Care common stock were converted, in some cases 100%, to options to purchase Former Choice common stock. For Messrs. Floyd and Mirgon with respect to grants in 1997B and for all of the Named Officers with respect to grants in 1997A, represents options to acquire shares of Former Choice common stock. In connection with the Spinoff, the options to purchase Former Choice common stock were converted to successor options to purchase Company common stock and Sunburst common stock. In all cases, however, the exercise prices were adjusted to maintain the same financial value to the option holder before and after the Former Choice Spinoff and the Spinoff.

 (3) Represents amounts contributed by Manor Care for 1996, Former Choice for 1997B and Former Choice/Sunburst for 1997A under their respective 401(k) Plan and Non-Qualified Savings Plan, which provide retirement and other benefits to eligible employees, including the Named Officers. The value of the amounts contributed in stock by Former Choice during 1997B and 1997A under the 401(k) Plan and Non-qualified Savings Plan, respectively, for the Named Offices were as follows: Mr. Smith, $3,696 and $7,390 and Mr. Sibley, $9,000 and $18,329.

 (4) For part of 1997B and all of 1996, Mr. Bainum, Jr. was the Chairman and Chief Executive Officer of Manor Care and Former Choice. In November, 1996, he resigned as Chief Executive Officer of Former Choice. The compensation reflected for 1997B and 1996 is the total compensation received for services rendered to both Manor Care and Former Choice. For the period between January 1, 1997 and October 15, 1997, the amount of compensation paid solely by Former Choice was $132,533 for base salary and $47,683 for bonus. From October 15, 1997 to December 31, 1997 the amount of compensation paid solely by the Company was $15,777 for the period between October 16, 1997 and December 31, 1997.

 (5) The value of perquisites and other compensation does not exceed the lesser of $50,000 or 10% of the amount of annual salary and bonus paid as to any of the Named Officers.

 (6) In connection with the Spinoff, these options were converted into options to acquire 60,000 shares of Company common stock at an exercise price of $12.1130 and 20,000 shares of Sunburst common stock at an exercise price of $7.1894.

 (7) In connection with the Spinoff, these options were converted into options to acquire 60,000 shares of Company common stock at an exercise price of $9.2807 and 20,000 shares of Sunburst common stock at an exercise price of $5.5083.

 (8) Mr. Floyd's employment as Chief Executive Officer of Former Choice and the Company commenced October 16, 1996.

 (9) Consists of $127,703 in relocation expenses (including $107,831 reported under 1997B) and $11,700 in automobile allowance.

(10) In connection with the Spinoff, these options were converted into options to purchase 71,631 shares of Company common stock at an exercise price of $16.488 and 10,833 shares of Sunburst common stock at an exercise price of $9.786.

(11) Consists of relocation expenses.

(12) Represents a grant of 85,470 restricted shares of Former Choice common stock granted on November 4, 1996. The shares vest in three equal annual installments beginning on November 4, 1997. The restricted shares are entitled to dividends and in connection with the Spinoff, Mr. Floyd received 85,470 shares of Company common stock as a dividend on such shares of Former Choice common stock, of which 56,980 remain unvested.

(13) In connection with the Spinoff, these options were converted into options to purchase 341,515 shares of Company common stock at an exercise price of $12.2095 and 45,584 shares of Sunburst common stock at an exercise price of $7.2466.

(14) In connection with the Spinoff, these options were converted into options to purchase 42,586 shares of Company common stock at an exercise price of $13.2008 and 4,738 shares of Sunburst common stock at an exercise price of $7.835.

(15) In connection with the Former Choice Spinoff and the Spinoff, these options were converted into options to acquire 77,624 shares of Company common stock at an exercise price of $12.113 and 6,819 shares of Sunburst common stock at an exercise price of $7.1894.

(16) In connection with the Former Choice Spinoff, these options were converted into options to acquire 15,183 shares of Company common stock at an exercise price of $9.2807 and 1,023 shares of Sunburst common stock at an exercise price of $5.5083.

(17) Mr. Mirgon's employment with the Company and Former Choice commenced March 3, 1997.

(18) Consists of $160,994 in relocation expenses and $8,630 in automobile allowance.

(19) In connection with the Spinoff, these options were converted into options to purchase 7,878 shares of Company common stock at an exercise price of $13.2008 and 888 shares of Sunburst common stock at an exercise price of $7.835.

(20) In connection with the Spinoff, these options were converted into options to purchase 44,946 shares of Company common stock at an exercise price of $13.0043 and 5,000 shares of Sunburst common stock at an exercise price of $7.7421.

(21) Mr. DeSantis' employment commenced in January 1996. He was appointed Senior Vice President, General Counsel and Secretary in June 1997.

(22) In connection with the Spinoff, these options were converted into options to purchase 44,946 shares of Company common stock at an exercise price of $13.2008 and 5,000 shares of Sunburst common stock at an exercise price of $7.835.

(23) Prior to 1997A, Mr. Sibley's compensation was based on commissions. Mr. Sibley's employment was terminated in November 1997.

(24) Consists of $29,029 in relocation expenses and $2,353 in automobile allowance.

(25) In connection with the Spinoff, these options were converted into options to purchase 53,261 shares of Company common stock at an exercise price of $13.2008 and 5,925 shares of Sunburst common stock at an exercise price of $7.835.

(26) In connection with his resignature, Mr. Sibley was paid $150,000.

(27) In connection with the Former Choice Spinoff and the Spinoff, these options were converted into options to acquire 93,149 shares of Company common stock at an exercise price of $12.113 and 8,182 shares of Sunburst common stock at an exercise price of $7.1894.

                          STOCK OPTION GRANTS IN 1997

                                            INDIVIDUAL GRANTS
                          -----------------------------------------------------
                                                                                  POTENTIAL REALIZABLE
                                                                                  VALUE OF ASSUMED RATE
                                           PERCENTAGE OF                             OF STOCK PRICE
                                   NUMBER  TOTAL OPTIONS                            APPRECIATION FOR
                                     OF    GRANTED TO ALL  EXERCISE                   OPTION TERM(2)
                                   OPTIONS  EMPLOYEES IN  BASE PRICE EXPIRATION   ---------------------
          NAME            COMPANY* GRANTED      1997      PER SHARE     DATE                  10%(4)
          ----            -------- ------- -------------- ---------- ----------     5%(3)   -----------
Stewart Bainum, Jr......     CHH        0       --              --        --            --          --
                             SNB        0       --              --        --            --          --
                                   ------
                             Total      0
William R. Floyd(5).....     CHH   71,431        (6)       $ 16.488   9/16/07       740,682   1,114,066
                             SNB   10,833        (7)       $  9.786   9/16/07        66,670     168,955
                                   ------
                             Total 82,264
Barry L. Smith (5)......     CHH   42,586        (6)       $13.2008   6/24/07       353,544     895,954
                             SNB    4,738        (7)       $  7.835   6/24/07        23,346      59,163
                                   ------
                             Total 47,324
Thomas Mirgon (5).......     CHH   44,946        (6)       $13.0443   2/25/07       368,714     934,395
                             CHH    7,978        (7)       $13.2008   6/24/07        66,232     167,846
                             SNB    5,000        (6)       $ 7.7421   2/25/07        24,345      61,694
                             SNB      888        (7)       $  7.835   6/24/07         4,375      11,088
                                   ------
                             Total 58,812
Michael J. DeSantis (5).     CHH   44,946        (6)       $13.2008   6/24/07       373,137     945,605
                             SNB    5,000        (7)       $  7.835   6/24/07        24,637      62,435
                                   ------
                             Total 49,946
Rodney Sibley (5).......     CHH   53,261        (6)       $13.2008   6/24/07(8)    442,167   1,120,542
                             SNB    5,925        (7)       $  7.835   6/24/07(8)     29,194      73,985
                                   ------
                             Total 59,186

--------
 * References to CHH are to the Company and SNB are to Sunburst.

 1. Options granted to the Named Officers were granted prior to the Spinoff and were thus granted as options to purchase Former Choice common stock. In connection with the Spinoff, these options to purchase Former Choice common stock were converted to options to purchase Company common stock and Sunburst common stock. In all cases, however, the exercise prices were adjusted to maintain the same financial value to the option holder before and after the Spinoff. The number of options set forth in the table represent the number of Company and Sunburst options and the adjusted exercise prices after the conversion.

 2. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the stock price. Since options are granted at market price, a zero percent gain in the stock price will result in no realizable value to the optionees.

 3. A 5% per year appreciation in stock price from $16.488 per share yields $10.3692, from $9.786 per share yields $6.1544, from $13.2008 per share yields $8.3019, from $7.835 per share yields $4.9274, from $13.0443 per share yields $8.2035 and from $7.7421 per share yields $4.8690.

 4. A 10% per year appreciation in stock price from $16.488 per share yields $26.2776, from $9.786 per share yields $15.5964, from $13.2008 per share yields $21.0387, from $7.835 per share yields $12.4970, from $13.0443 per share yields $20.7893 and from $7.7421 per share yields $12.3389.

 5. The options granted to the officers vest at the rate of 20% per year on the first through the fifth anniversaries of the date of the stock option grant.

 6. In the twelve months ended December 31, 1997, the Company only granted options to two individuals for a total of 120,000 options granted. All other outstanding Company options (including those listed in this table) were issued in connection with the conversion of Former Choice options in the Spinoff.

 7. The options presented in this table are presented post-conversion from Spinoff. Since the option grants presented in the table were granted prior to the Spinoff conversion, the percentage of Former Choice/Sunburst options is not presented as it would not be equivalent to the percentage if calculated on a pre-Spinoff basis.

 8. In connection with Mr. Sibley's resignation, the expiration date of these options was changed to 7/5/01.

                      AGGREGATED OPTION EXERCISES IN 1997
                         AND YEAR-END OPTION VALUES(1)

                                                               NUMBER OF UNEXERCISED
                                                                    OPTIONS AT           VALUE OF UNEXERCISED
                                  SHARES ACQUIRED               DECEMBER, 31, 1997       IN-THE-MONEY OPTIONS
                                    ON EXERCISE     VALUE    EXERCISABLE UNEXERCISABLE   AT DECEMBER 31, 1997(2)
                                  ---------------  REALIZED  ------------------------- -------------------------
          NAME           COMPANY*        #             $          #            #       EXERCISABLE UNEXERCISABLE
          ----           -------- --------------- ---------- ------------ ------------ ----------- -------------
Stewart Bainum, Jr......   CHH           --              --       303,000      157,000 $3,602,207   $1,188,693
                           SNB        46,500(3)   $3,705,452      101,000       52,334    750,906      254,990
William R. Floyd........   CHH           --              --        68,303      334,643    258,902    1,000,752
                           SNB           --              --         9,117       47,300     23,963       96,815
Barry L. Smith..........   CHH        39,537(3)      156,324       68,539      168,500    727,316    1,036,330
                           SNB           --              --         6,135       20,988     48,467       91,205
Thomas Mirgon...........   CHH           --              --             0       52,924          0      155,178
                           SNB           --              --             0        5,888          0       12,476
Michael J. DeSantis.....   CHH           --              --             0       49,946          0      125,812
                           SNB                                          0        5,000          0       10,200
Rodney G. Sibley........   SNB           --              --        35,933      126,808    231,229      434,965
                           CHH           --              --             0       14,107          0       34,060

--------
 * References to "CHH" are to the Company, and "SNB" are to Sunburst.
 1. Options granted to the Named Officers were granted prior to the Spinoff and were thus granted as options to purchase Former Choice Common Stock. In connection with the Spinoff, these options to purchase Former Choice Common Stock, were converted, to options to purchase Company common stock and Sunburst common stock. In all cases, however, the exercise prices were adjusted to maintain the same financial value to the option holder before and after the Spinoff. The number of options set forth in the table represent the number of Company and Sunburst options and the adjusted exercise prices after the conversion.
 2. The closing prices of Company common stock and Sunburst common stock as reported by the New York Stock Exchange on December 31, 1997 were $16.00 and $9.875, respectively. The value is calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of Company common stock or Sunburst common stock underlying the option.
 3. These exercises occurred prior to the Spinoff and therefore involved the exercise of Former Choice options.

EMPLOYMENT AGREEMENTS

  The Company entered into an employment agreement with Stewart Bainum, Jr., providing for Mr. Bainum, Jr.'s employment as Chairman of the Company's Board of Directors. The agreement has a term of three years from October 15, 1997. Either Choice or Mr. Bainum may terminate the agreement upon 30 days' prior written notice on the first and second anniversary dates of the agreement. The agreement provides that Mr. Bainum, Jr. devote 12.5% of his professional time to the Company's affairs, 12.5% of his professional time to the affairs of Sunburst and the remaining 75% of his professional time to the affairs of Manor Care. The agreement provides for a base salary of $82,702 per annum, subject to adjustments, for services to the Company and a maximum bonus of 60% of Mr. Bainum, Jr.'s base compensation based upon the performance of the Company.

  The Company assumed an employment agreement between Former Choice and William R. Floyd. The agreement has a term of five years from October 21, 1996 and provides for a base salary of $425,000 per annum, subject to annual adjustments and an annual bonus of up to 60% of his base compensation, based on performance (including a customer satisfaction component). Pursuant to the employment agreement, prior to the Spinoff, Former Choice granted to Mr. Floyd 85,470 shares of restricted Former Choice common stock and options to purchase 307,693 shares of Former Choice common stock, of which 34,188 of the options are incentive stock options granted under the Former Choice 1996 Long Term Incentive Plan. The remainder of the options are non-qualified stock options. Upon assumption of the Employment Agreements by the Company, such restricted stock and options were adjusted and converted into Company common stock and options. Mr. Floyd's employment agreement further provides that, with respect to Mr. Floyd's participation in the SERP (as defined below), (i) Mr. Floyd's normal retirement age will be 62 and (ii) no minimum years of services for benefit eligibility will be applicable.

  The Company assumed an employment agreement between Former Choice and Thomas Mirgon. The agreement has a term of five years from March 3,1997 and provides for a base salary of $230,000 per annum, subject to annual adjustments and an annual bonus of up to 50% of his base compensation, based on the Company's performance. The agreement also provides for (i) a one-time cash payment of $50,000, payable in two equal installments: the first within 30 days of March 3, 1997 and the second within 30 days of March 3, 1998; and (ii) a grant of 30,000 non-qualified options and 10,000 incentive stock options.

  The Company entered into an Employment Agreement with Donald H. Dempsey. The agreement has a term of five years from January 12, 1998 and provides for a base salary of $325,000 per annum, subject to annual adjustments, and an annual bonus of up to 55% of his base compensation, based upon the Company's performance. The agreement also provides for an award of 17,000 restricted shares of the Company's common stock and options to acquire 100,000 shares of the Company's common stock, both granted on January 12, 1998. The restricted stock and stock options vest in five equal annual installments beginning on January 12, 1999.

  On December 18, 1997, the Company entered into a Consulting Agreement with Barry L. Smith under which Smith will provide consulting services to the Company upon his retirement. Smith will retire as Senior Vice President, Marketing upon 45 days of a successor being appointed, but in no event later than December 15, 1998. The initial term of the agreement shall commence on Mr. Smith's retirement and end on December 15, 1998. At the mutual election of the parties, the agreement shall be extended for successive one-year periods. For the initial term, Smith shall receive a pro rata portion of an annual fee of $265,000, depending upon the commencement of the initial term. During any extension period, Smith shall be paid at a rate of $200 per hour. Smith agrees that during the term of the agreement (and any extensions), he will not compete with the Company.

  On December 16, 1997, the Company and Mr. Sibley entered into an Agreement which was effective upon Mr. Sibley's resignation from the Company on November 20, 1997. The Agreement provides for a payment to Mr. Sibley in the aggregate amount of $150,000. The agreement also provides that Mr. Sibley's stock options will continue to vest through July 5, 2001 and that Mr. Sibley agrees not to compete with the Company during that period.

RETIREMENT PLANS

  The Company has adopted the Choice Hotels International, Inc. Supplemental Executive Retirement Plan (the "SERP"). Participants are Senior Vice Presidents and other officers who report directly to the CEO.

  Participants in the SERP receive a monthly benefit for life based upon final average salary and years of service. Final average salary is the average of the monthly base salary, excluding bonuses or commissions, earned in a 60 month period which produces the highest average out of the 120 months of employment, prior to the first occurring of the early retirement date or the normal retirement date. The nominal retirement age is 65, and participants must have a minimum of 15 years of service. Participants may retire at age 60 and may elect to receive reduced benefits commencing prior to age 65, subject to Board approval. All of the Named Officers who are participants, except for Mr. Smith, are age 55 or younger, so that none of their compensation reported above would be included in the final average salary calculation. See "Employment Agreements" for a discussion of the terms applicable to Mr. Floyd's participation in the SERP.


  Assuming that the following officers continue to be employed by the Company until they reach age 65, their credited years of service are as follows:

                                                  CURRENT YEARS YEARS OF SERVICE
     NAME OF INDIVIDUAL                            OF SERVICE      AT AGE 65
     ------------------                           ------------- ----------------
     Stewart Bainum, Jr. ........................       22             38
     Thomas Mirgon...............................        1             24
     Barry L. Smith..............................        8             18
     Michael J. DeSantis.........................        2             28
     Donald H. Dempsey...........................        0             12

  The table below sets forth estimated annual benefits payable upon retirement to persons in specified compensation and years of service classifications. These benefits are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity or ten-year certain payments. The benefits are not subject to offset for social security and other amounts.

                          YEARS OF SERVICE/BENEFIT AS
                      PERCENTAGE OF FINAL AVERAGE SALARY

                                                                         25 OR
     REMUNERATION                                      15/15%  20/22.5% MORE/30%
     ------------                                      ------- -------- --------
     $300,000........................................  $45,000 $ 67,500 $ 90,000
      350,000........................................   52,500   78,750  105,000
      400,000........................................   60,000   90,000  120,000
      450,000........................................   67,500  101,250  135,000
      500,000........................................   75,000  112,500  150,000
      600,000........................................   90,000  135,000  180,000

  In October 1997, the Company established the Choice Hotels International, Inc. Retirement Savings and Investment Plan (the "401(k) Plan"). The 401(k) Plan is a defined contribution retirement, savings and investment plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and includes a cash or deferred arrangement under
Section 401(k) of the Code. All employees age 21 or over and who have worked for the Company for a twelve month period during which such employee completed at least 1,000 hours will be eligible to participate. Subject to certain non-discrimination requirements, each employee will be able to contribute an amount to the 401(k) Plan on a pre-tax basis up to 15% of the employee's salary, but not more than the current Federal limit of $10,0 00. The Company will match contributions made by its employees subject to certain limitations. The amount of the match will be equal to a percentage of the amount of salary reduction contribution made on behalf of a participant during the plan year based upon a formula that involves the profits of the Company for the year and the number of years of service of the participant. Amounts contributed by the Company pursuant to its 401(k) Plan for Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation."

  The Company also adopted the Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan ("Non-Qualified Savings Plan"). Certain select highly compensated members of management of the Company will be eligible to participate in the Non-Qualified Savings Plan. The Non-Qualified Savings Plan is structured so as to provide the participants with a pre-tax savings vehicle to the extent that pre-tax savings are limited under the 401(k) Plan as a result of various governmental regulations, such as non-discrimination testing. Amounts contributed by the Company under its Non-Qualified Savings Plan for fiscal year 1997 for the Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation."

  The Company match under the 401(k) Plan and the Non-Qualified Savings Plan is limited to a maximum aggregate of 6% of the annual salary of a participant. Likewise, participant contributions under the two plans will not exceed the aggregate of 15% of the annual salary of a participant.

                           CERTAIN RELATIONSHIPS AND
                             RELATED TRANSACTIONS

  Creative Hotel Associates LLC is a franchisee of the Company with Sleep Inns in Ormond Beach, Florida and Albuquerque, New Mexico and a Comfort Inn and Suites in Carbondale, Colorado. Robert C. Hazard, Jr. is Chairman of Creative Hotel Associates LLP and Gerald W. Petitt is the President and Chief Executive Officer. Total payments to the Company in the twelve months ended December 31, 1997 were $66,943.

RELATIONSHIP WITH MANOR CARE

  Stewart Bainum, Jr. is the Chairman of the Company's Board of Directors and is also the Chairman of the Board of Directors of Manor Care. Additionally, Stewart Bainum is a Director of the Company and of Manor Care and James Rempe is a Director of the Company and Senior Vice President and General Counsel of Manor Care. Additionally, Messrs. Bainum, Bainum Jr. and Rempe, as well as certain other officers and directors of the Company and of Manor Care own shares and/or options or other rights to acquire shares of each of the Company and Manor Care.

  In connection with the Spinoff, the Company, Sunburst and Manor Care entered into an Omnibus Amendment and Guaranty Agreement (the "Amendment and Guaranty") pursuant to which the Company (i) became a party to certain agreements entered into between Manor Care and Former Choice at the time of the Former Choice Spinoff, (ii) guaranteed Sunburst's payment obligations under the Gaithersburg Lease and the Silver Spring Lease (each as defined below), (iii) guaranteed Sunburst's payment obligations to Manor Care under an agreement pursuant to which Manor Care provided to Former Choice/Sunburst certain consulting services, and (iv) guaranteed Sunburst's payment obligations under the Loan Note (the "MNR Note") in the principal amount of $225,772,500 payable by Former Choice to MNR Finance Corp., a subsidiary of Manor Care. For a discussion of the Gaithersburg Lease and the Silver Spring Lease, see "Relationship with Sunburst-- Lease Agreements." All amounts due under the MNR Note were repaid at the time of the Spinoff.

RELATIONSHIP WITH SUNBURST

  In connection with the Spinoff, the Company and Sunburst entered into certain agreements intend to govern the relationship between the parties after the Spinoff. In addition, Sunburst is the Company's largest franchisee, with a portfolio of 81 hotels containing 11,380 rooms located in 28 states as of February 28, 1998. The material terms of certain of these agreements and other arrangements, entered into between the Company and Sunburst, including the franchise agreements with respect to Sunburst's hotels, are described below.

 Distribution Agreement

  In connection with the Spinoff, the Company and Sunburst entered into a Distribution Agreement which provided for, among other things, the principal corporate transactions required to effect the Spinoff, the assumption by the Company of all liabilities relating to its business and the allocation between the Company and Sunburst of certain other liabilities, certain indemnification obligations of Sunburst and Choice and certain other agreements governing the relationship between the Company and Sunburst with respect to or in consequence of the Spinoff.

  Subject to certain exceptions, the Company has agreed to indemnify Sunburst and its subsidiaries against any loss, liability or expense incurred or suffered by Sunburst or its subsidiaries arising out of or related to the failure by the Company to perform or otherwise discharge liabilities allocated to and assumed by the Company under the Distribution Agreement, and Sunburst has agreed to indemnify the Company against any loss, liability or expense incurred or suffered by the Company arising out of or related to the failure by Sunburst to perform or otherwise discharge the liabilities retained by Sunburst under the Distribution Agreement. The foregoing cross-indemnities do not apply to indemnification for tax claims and liabilities, which are addressed in the Tax Sharing Agreement described below.

  To avoid adversely affecting the intended tax consequences of the Spinoff, each of the Company and Sunburst will agree to comply in all material respects with each representation and statement made to any taxing authority in connection with the IRS tax ruling or any other tax ruling obtained by the Company and Sunburst in connection with the Spinoff.

  Under the Distribution Agreement, each of the Company and Sunburst will be granted access to certain records and information in the possession of the other, and requires the retention of such information in its possession for specified periods and thereafter requires that each party give the other prior notice of its intention to dispose of such information. In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each of the Company and Sunburst to obtain the consent of the other prior to waiving any shared privilege.

  As of December 31, 1997, Sunburst owed the Company approximately $25 million, of which approximately $15 million represents a net equity adjustment payment required under the Distribution Agreement. Sunburst and the Company have agreed that Sunburst will pay this amount on or before December 31, 1998. The remainder of the amount owed to the Company represents the reimburstment of various expenses incurred subsequent to the Spinoff. Sunburst paid $7.5 million of this indebtedness in March, 1998.

 Strategic Alliance Agreement

  At the time of the Spinoff, the Company and Sunburst entered into a Strategic Alliance Agreement pursuant to which: (i) Sunburst granted a right of first refusal to the Company to franchise any lodging property that Sunburst develops or acquires and intends to operate under franchise; (ii) Sunburst has also agreed, barring a material change in market conditions, to continue to develop Sleep Inns and MainStay Suites hotels so that it will have opened a total of 14 Sleep Inns and 15 MainStay Suites hotels by October 15, 2001 (48 months from the Distribution Date); (iii) The Company has granted to Sunburst an option, exercisable under certain circumstances, to purchase the brand names, marks, franchise agreements and other assets of the MainStay Suites hotel system; (iv) the Company and Sunburst have agreed to continue to cooperate with respect to matters of mutual interest, including new product and concept testing for the Company in hotels owned by Sunburst; and (v) Sunburst has authorized the Company to negotiate with third party vendors on Sunburst's behalf for the purchase of certain items. The Strategic Alliance Agreement extends for a term of 20 years with rights of mutual termination on the fifth, tenth and fifteenth anniversaries.

 Amendment and Guaranty

  In connection with the Spinoff, the Company entered into the Amendment and Guaranty for the purpose of adding the Company as a party to certain agreements entered into between Former Choice and Manor Care in connection with the Former Choice Spinoff and adding the Company as a guarantor of certain payment obligations of Sunburst to Manor Care pursuant to agreements between Former Choice and Manor Care. For a discussion of the Amendment and Guaranty, see "Certain Relationships and Related Transactions--Relationship with Manor Care" and "--Lease Agreements."

 Term Note

  In connection with the Spinoff, the Company loaned to Sunburst approximately $115 million which was used by Sunburst to repay approximately $96 million outstanding under Former Choice's credit facility and to repay that portion of the Former Choice indebtedness under the MNR Note allocated to Sunburst in connection with the Spinoff (approximately $37 million).


  This loan is represented by a Term Note in an aggregate principal amount of $115 million (the "Term Note"). The Term Note has a maturity of five years and accrues interest at a rate equal to 500 basis points above the interest rate on a 5-year U.S. Treasury Note. The Term Note is subordinated to all senior debt of Sunburst and contains certain restrictive covenants comparable to those contained in Sunburst's senior credit facility (including restrictions on Sunburst's ability to make certain investments, incur debt, pay dividends, dispose of assets and create liens on its assets).

 Consulting Agreement

  The Company and Sunburst entered into a Consulting Agreement in which Sunburst will provide consulting and advisory services to the Company related to financial issues affecting Sunburst. The term of the agreement commences October 15, 1997 and terminated on November 1, 2001. Sunburst is entitled to an annual retainer fee equal to 30% of the annual compensation (including base salary, incentive bonus and fringe benefits) paid to James A. MacCutcheon by Sunburst during such period. If Mr. MacCutcheon ceases to be employed by Sunburst, the agreement can be terminated by either party, but if terminated by Sunburst, then the Company shall pay Sunburst a termination fee equal to 30% of any amount due by Sunburst to Mr. MacCutcheon under his employment agreement as a result of his separation,

 Tax Sharing Agreement

  The Company and Sunburst have entered into a Tax Sharing Agreement for purposes of allocating tax liabilities of Former Choice from before the Spinoff among the Company and Sunburst and their respective subsidiaries. In general, Sunburst will be responsible for (i) filing consolidated federal income tax returns for the Sunburst affiliated group and combined or consolidated state tax returns for any group that includes a member of the Sunburst affiliated group, including in each case the Company and its subsidiaries for the periods of time that such companies were members of the applicable group and (ii) paying the taxes relating to such tax returns to the applicable taxing authorities (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). The Company will reimburse Sunburst for the portion of such taxes that relates to the Company and its subsidiaries, as determined based on their hypothetical separate company income tax liabilities. The Company and Sunburst have agreed to cooperate with each other, and to share information, in preparing such tax returns and in dealing with other tax matters.

 Employee Benefits Allocation Agreement

  In connection with the Spinoff, the Company and Sunburst entered into an Employee Benefits and Other Employment Matters Allocation Agreement (the "Employee Benefits Allocation Agreement"). The Employee Benefits Allocation Agreement provides for the allocation subsequent to the Spinoff of employee benefits, as they relate to employees who remained employed by Sunburst or its subsidiaries ("Sunburst Employees") after the Spinoff and employees who are employed by the Company or its subsidiaries after the Spinoff ("Choice Employees"). Pursuant to the Employee Benefits Allocation Agreement, Sunburst will continue sponsorship of the various Sunburst profit sharing plans, stock plans and health and welfare plans with respect to Sunburst Employees. The Company has established a number of plans which allow it to provide to its employees substantially the same benefits currently provided to them as employees of Former Choice. The Employee Benefits Allocation Agreement provides for cross-guarantees between the Company and Sunburst with respect to the payment of benefits under certain plans and for cross-indemnification with respect to employment-related claim relating to prior to the Spinoff.

  The Employee Benefits Allocation Agreement also provided for the adjustment of outstanding options to purchase shares of Sunburst common stock held by Sunburst Employees, Choice Employees and employees of Manor Care who hold such options as a result of the Former Choice Spinoff. As a result of these adjustments, the Company granted options to purchase approximately 5,222,474 shares of common stock to Choice Employees, Sunburst Employees and employees of Manor Care.

 Lease Agreements

  Pursuant to the Amendment and Guaranty, the Company, Sunburst and Manor Care have added the Company as a guarantor of Sunburst's obligations under the Gaithersburg Lease and the Silver Spring Lease (each as defined below). Additionally, Sunburst and Choice have enter into a sublease agreement (the "Silver Spring Sublease") with respect to the Silver Spring Lease for the Company's principal executive offices at 10750 Columbia Pike, Silver Spring, Maryland, 20901. The Company subleases approximately 54.3% of the office space available under the Silver Spring Lease with financial terms approximately equal (on a square foot basis) to the terms of the Silver Spring Lease. From the date of the consummation of the Spinoff through December 31, 1997, the Company has paid to Sunburst approximately $375,000 under the Silver Spring Sublease.

  In connection with the Former Choice Spinoff, Former Choice and Manor Care entered into a lease agreement with respect to the complex at 10750 and 10770 Columbia Pike, Silver Spring, Maryland (the "Silver Spring Complex") at which Former Choice's principal executive offices were located (the "Silver Spring Lease"). After the Spinoff, Sunburst remained obligated under the Silver Spring Lease and has subleased the space at 10750 Columbia Pike to the Company pursuant to the Silver Spring Sublease. Sunburst leases from Manor Care for a period of 30 months certain office space (approximately 30% of the complex initially, including the space subleased to the Company), with provisions to allow Sunburst to use additional square footage as needed at a monthly rental rate equal to one-twelfth of the operating expenses (as defined therein) of the Silver Spring Complex net of third party rental income paid to Manor Care by other tenants of the complex, less a pro rata portion of the operating expenses attributable to the space occupied by Manor Care (initially approximately 29% of the Silver Spring Complex). At the beginning of each fiscal year following November 1, 1996 (the date of the Former Choice Spinoff), Manor Care's occupancy percentage is redetermined. Operating expenses include all of the costs associated with operating and maintaining the complex including, without limitation, supplies and materials used to maintain the complex, wages and salaries of employees who operate the complex, insurance for the complex, costs of repairs and capital improvements to the complex, the fees of the property manager (which may be Manor Care), costs and expenses associated with leasing space at the complex and renovating space rented to tenants, costs of environmental inspection, testing or cleanup, principal and interest payable on indebtedness secured by mortgages against the complex, or any portion thereof, and charges for utilities, taxes and facilities services.

  Former Choice and Manor Care also entered into (i) a sublease agreement with respect to certain office space in Gaithersburg, Maryland (the "Gaithersburg Lease") pursuant to which Sunburst is obligated to rent from Manor Care, on terms similar to the Silver Spring Lease, certain additional space as such space becomes available during the 30 month period following the date of the Former Choice Spinoff and (ii) a sublease agreement with respect to the Comfort Inn N.W., Pikesville, Maryland, pursuant to which Sunburst subleases the property from Manor Care on the same terms and conditions that govern Manor Care's rights and interests under the lease relating to such property. As indicated above, in connection with the Spinoff, the Company guaranteed Sunburst's obligations under the Gaithersburg Lease and the Silver Spring Lease.

 Transitional Service Agreements

  The Company and Sunburst have entered into a number of agreements pursuant to which the Company provides, or will provide, certain continuing services to Sunburst for a transitional period. Such services will be provided on market terms and conditions. Subject to the termination provisions of the specific agreements, Sunburst will be free to procure such services from outside vendors or may develop an in-house capability in order to provide such services internally. Management believes that these agreements are based on commercially reasonable terms including pricing and payment terms. The primary transitional services agreements are summarized below.

  Pursuant to the Employee Benefits Administration Agreement, the Company provides certain benefits, compensation and other services. Such other services may include benefit plan administration and accounting, COBRA administration, regulatory compliance and certain fiduciary services. Pursuant to the Tax Administration Agreement, the Company provides certain sales, use, occupancy, real and personal property tax return administration, audit and appeals services for Sunburst. Pursuant to the Vehicle Lease Agreement, the Company provides the use of certain vehicles to Sunburst.

 Franchise Agreements

  The Clarion, Comfort, Econo Lodge, Sleep Inn, Quality, MainStay Suites and Rodeway marks are each owned by Choice. Each hotel property owned by Sunburst is subject to a franchise agreement between the Company and Sunburst, as franchisee (the "Franchise Agreements"). (The material terms of such agreements are described below.)

 Term

  Each Franchise Agreement has an initial term of 20 years, except the agreement for Tempe, Arizona which is a year to year agreement. The Franchise Agreements have varying original dates, from 1982 through 1996. Certain Franchise Agreements allow for unilateral termination by either party on the 5th, 10th, or 15th anniversary of the Franchise Agreement.

 Termination by Sunburst

  Sunburst (except with respect to one property as described below) may terminate a Franchise Agreement if the Company defaults on its material obligations under such Franchise Agreement and fails to cure such defaults within 30 days following written notice. The Franchise Agreement with respect to the Quality Hotel--Arlington (the "Non-Standard Franchise Agreement") does not allow Sunburst to terminate such Franchise Agreement.

 Termination by Choice

  The Company (except with respect to the Non-Standard Franchise Agreement) may suspend or terminate a Franchise Agreement at any time, if, among other things, Sunburst (a) fails to submit reports when due; (b) fails to pay amounts due under such Franchise Agreement; (c) fails to pay its debts generally as they become due; or (d) receives two or more notices of default for similar reasons for any 12 month period. The Company (except with respect to the Non-Standard Franchise Agreement) may terminate a Franchise Agreement immediately upon notice to Sunburst if, among other things, (a) certain bankruptcy events occur with respect to Sunburst; (b) Sunburst loses possession or the right to possession of the Property; (c) Sunburst breaches transfer restrictions in the related Franchise Agreement; (d) any action is taken to dissolve or liquidate Sunburst; or (e) there is a threat or danger to the public health and safety in the continued operation of the Property. If a Franchise Agreement is terminated by the Company for any of the reasons discussed in the immediately preceding two sentences, Sunburst is required to pay Special Interest equal to the product of (i) the average monthly gross room revenue for the preceding 12 months, multiplied by (ii) the royalty fee percentage (more fully described below), multiplied by (iii) the number of months unexpired under the term of the related Franchise Agreement (in no event less than $21-$50 multiplied by the specified room count).

  The Non-Standard Franchise Agreement has termination provisions similar to those in the other Franchise Agreements. The Company may terminate the Non-Standard Franchise Agreement immediately upon notice to Sunburst if, among other things, (a) certain bankruptcy events occur with respect to Sunburst;
(b) certain breaches of the related agreements are not remedied; (c) any action is taken to dissolve or liquidate Sunburst; or (d) legal proceedings against Sunburst are not dismissed within a certain period of time. Upon termination, the Franchise Agreement for the Rodeway Inn-Phoenix (Tempe) calls for Special Interest of the greater of (i) $50,000 and (ii) the sum of the previous two years of fees paid by the licensee.

 Fees

  The Franchise Agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.93% to 5.0% of monthly gross room revenues; (b) a marketing fee of between 0.7% and 2.5% plus $0.28 per day multiplied by the specified room count; and (c) a reservation fee of 0.88% to 1.75% of monthly gross room revenues (or 1% of monthly gross room revenues plus $1.00 per room confirmed through Choice's reservation system). The marketing fee and the reservation fee are subject to reasonable increases during the term of the franchise if the Company raises such fees uniformly among all its franchisees, generally. Late payments (i) will be a breach of the Franchise Agreement and (ii) will accrue interest from the date of delinquency at a rate of 1.5% per month or portion thereof.

 Certain Covenants

  The Franchise Agreements impose certain affirmative obligations upon the Company including: (a) to lend the Franchisor an operations manual; (b) to utilize money collected from marketing and reservation fees to promote those aspects of the franchise business; and (c) to periodically inspect the Property. The Franchise

Agreements also impose affirmative obligations upon Sunburst including: (a) to participate in a specified reservation system; (b) to keep and comply with the up-to-date version of the Company's rules and regulations for properly running the specified franchise; (c) to prepare monthly financial and other records;
(d) to not interfere with the franchised mark(s) and the Company's rights thereto; and (e) to maintain certain specified insurance policies.

 Assignments

  Sunburst is prohibited from directly or indirectly selling, assigning, transferring, conveying, pledging or mortgaging its interest in the Franchise Agreement, or any equity interest in such franchise interests without the consent of the Company except that, among other things, certain percentages of ownership interests in Sunburst may be transferred without the Company's consent. The Company's consent to such transfers, will not be given unless, among other things: (a) all monetary obligations due under the Franchise Agreement are paid to the Company; (b) no defaults under the Franchise Agreement remain uncured; (c) the transferee agrees in writing to upgrade the related Property to the then-current standards; and (d) the transferee agrees to remain liable for all obligations under the Franchise Agreement so transferred.

  The Company is permitted to assign all or any part of its rights or obligations under the Franchise Agreements. However, the Franchise Agreements (with the exception of the Non-Standard Franchise Agreement) do not permit the Company to absolve itself from the obligations that it transfers under the Franchise Agreement. Upon the assignment of the Company's obligations under the Non-Standard Franchise Agreement, the Company will no longer be liable with respect to the obligations it so transfers.

 Noncompetition Agreement

  The Company and Sunburst have entered into a noncompetition agreement that defines the rights and obligations with respect to certain businesses to be operated by the Company and Sunburst. Under the noncompetition agreement, for a period of five years from the date of the Spinoff, subject to the exceptions set forth below, Sunburst will be prohibited from conducting any business that competes with the business operated by Former Choice transferred to the Company as part of the Spinoff ("the Choice Business"). Sunburst will also be prohibited from acquiring any entity conducting a business that competes with the Choice Business, with certain exceptions outlined below, unless, prior to such acquisition, Sunburst offers to sell such competing business to the Company on substantially the same terms and conditions; provided, however, that Sunburst will not be required to make such an offer to the Company where the competing business is not readily divisible from other businesses permitted to be held or acquired by Sunburst and the gross sales from such competing business for the 12 months prior to such acquisition do not exceed the greater of $1,000,000 (as adjusted for increases to the Consumer Price Index during the term) or 5% of gross sales of the businesses to be acquired. Subject to the foregoing, however, the noncompetition agreement does not prohibit Sunburst from engaging in the following activities: (i) the continued operation and development of any business operated as of the date of the Spinoff by Former Choice and retained by Sunburst; (ii) any activities otherwise permitted under the Strategic Alliance Agreement; (iii) the ownership of up to 5% of the equity interests of a publicly-traded entity that competes with the Company's business; and (iv) the ownership of equity interests of any entity that competes with the Company's business, if (A) the competing business does not comprise such entity's primary business, (B) the gross sales of such entity for the prior 12 months attributable to such competing business does not exceed 20% of such entity's consolidated gross sales, and (C) neither the fair market value of, nor the value, if any, attributed by the acquisition agreement to, the competing business is in excess of $5,000,000 (as adjusted for increases to the Consumer Price Index during the term).

  During the term of the noncompetition agreement, subject to the exceptions set forth below, the Company will be prohibited from conducting any business that competes with the business operated by Former Choice and retained by Sunburst in the Spinoff (the "Hotel Business"). The Company is also prohibited from acquiring any entity conducting a business that competes with the Hotel Business, with certain exceptions outlined below, unless, prior to such acquisition, the Company offers to sell such competing business to Sunburst on substantially the same terms and conditions; provided, however, that the Company will not be required to make such an offer to Sunburst where the competing business is not readily divisible from other business permitted to be held or acquired by the Company and the gross revenues from such competing business for the 12 months prior to such acquisition do not exceed the greater of $1,000,000 (as adjusted for increases to the Consumer Price Index during the term) or 5% of gross sales of the businesses to be acquired. Subject to the foregoing, however, the noncompetition agreement will not prohibit the Company from the following activities: (i) continued operation and development of any business operated as of the date of the Spinoff by the Company, (ii) any activities otherwise permitted under the Strategic Alliance Agreement, (iii) the ownership of up to 5% of the equity interests of a publicly-traded entity that competes with the Hotel Business, (iv) the ownership of equity interests of any entity that competes with the Hotel Business, if (A) the competing business does not comprise such entity's primary business, (B) the gross revenue of such entity for the prior 12 months attributable to such competing business does not exceed 20% of such entity's consolidated gross sales, and (C) neither the fair market value of, nor the value, if any, attributed by the acquisition agreement to, the competing business is in excess of $5,000,000 (as adjusted for increases to the Consumer Price Index during the term).

 Potential Conflict

  The ongoing relationship between the Company and Sunburst resulting from the agreements and arrangements described above may potentially give rise to conflict of interest between the Company and Sunburst. With respect to the agreements between the parties, the potential exists for disagreements as to the quality of the services provided by the parties and as to contract compliance. Nevertheless, the Company believes that there will be sufficient mutuality of interest between the two companies to result in a mutually productive relationship.

  In addition, Stewart Bainum Jr. serves as Chairman of the Boards of Directors of both the Company and Sunburst. Stewart Bainum and Frederick V. Malek each serve as a director of each of the Company and Sunburst. As a result of the Spinoff, Messrs. Bainum, Bainum, Jr. and Malek, as well a certain other officers and directors of the Company and of Sunburst, also own shares and/or options or other right to acquire shares in each of the Company and Sunburst. Appropriate polices and procedures are followed by the Board of Directors of the Company and Sunburst to limit the involvement of the overlapping directors (and, if appropriate, relevant officers of such companies) in conflict situations, including requiring them to abstain from voting as directors of either the Company or Sunburst on certain matters which present a conflict between the two companies.

                       CHOICE HOTELS INTERNATIONAL, INC.
               10750 Columbia Pike, Silver Spring, Maryland 20901

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 29, 1998

The undersigned hereby appoints JERRY E. ROBERTSON and FREDERIC V. MALEK, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of Choice Hotels International, Inc. (the "Company") to be held on April 29, 1998 at 9:00 a.m. in the Ballroom located at the Quality Suites Shady Grove, 3 Research Court, Rockville, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated below.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Item 1, such proxies will be voted in accordance with the Board of Directors' recommendation as set forth herein with respect to such proposal(s).

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR ITEM 1.

 (1) Election of two Directors: / /  FOR all nominees listed below:
                                / /  WITHHOLD AUTHORITY to vote FOR all
                                     nominees listed below:

            STEWART BAINUM, GERALD W. PETTIT and JERRY E. ROBERTSON

(Instructions:  to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

    ----------------------------------------------------------------------


     If you plan to attend the Annual Meeting of Stockholders, please mark the following box and promptly return this Proxy Card. / /

                        Dated                                             , 1998
                              ---------- ---------------------------------

                              --------------------------------------------------
                                                                       Signature

                              --------------------------------------------------
                                                                       Signature

                              (Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.)